Exhibit 5.1

September 30, 2011

Vanguard Natural Resources, LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057

Ladies and Gentlemen:

We have acted as counsel to Vanguard Natural Resources, LLC a Delaware limited liability company (the “Company”), in connection with the Company’s registration statement on Form S-4 (Registration No. 333-175944), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of common units representing limited liability company interests in the Company (the “Common Units”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 10, 2011, by and among the Company, Vanguard Natural Gas, LLC, a Kentucky limited liability company and wholly-owned subsidiary of the Company, Vanguard Acquisition Company, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of the Company, Encore Energy Partners L.P., a Delaware limited partnership (“Encore”) and Encore Energy Partners GP LLC, a Delaware limited liability company and the general partner of Encore.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Limited Liability Company Act, as amended (the “Delaware Act”), regulations, corporate records and documents, including the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 29, 2007 and certain resolutions adopted by the Company’s board of directors that pertain to the Merger Agreement and the issuance of the Common Units contemplated thereby, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified the genuineness of all signatures on documents examined by us, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when issued and delivered by the Company in accordance with the Merger Agreement, the Common Units will be duly authorized, validly issued, fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America and the Delaware Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

The opinion expressed herein is rendered only to you in connection with the Registration Statement.  The opinion expressed herein may not be relied upon by you for any other purpose, or furnished to, quoted or relied upon by any other person or for any other purpose.

We hereby consent to the filing by you of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the related prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Commission promulgated thereunder. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law after the effective date of the Registration Statement

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.